Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Dated December 20, 2002) and related Prospectus of Apogent Technologies Inc. for the registration of $300,000,000 2.25% Senior Convertible Contingent Debt Securities (CODES) due 2021 and Common Stock Issuable Upon Conversion of the CODES and to the incorporation by reference therein of our report dated June 5, 2002, with respect to the statements of The Dairy and Drugs of Abuse Testing Business of CV Holdings, LLC and CV Leasing LLC included in the Current Report on Form 8-K of Apogent Technologies Inc. dated December 18, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Syracuse, New York
December 19, 2002